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                                                                   EXHIBIT 10.23


                                    PRODIGY
          44 South Broadway, White Plains, NY  10601  (914) 448-8000



July 21, 1998



Mr. David Henkel
6111 Bluff Point Drive
Dallas, TX 75248

Dear David,

I am pleased to extend our revised offer of employment for you to join Prodigy as Senior Vice President and Chief Financial Officer. In this capacity you will report directly to Russ Pillar, President and Chief Executive Officer.

Specific elements of your offer are as follows:

Base Salary:
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$190,000 annually; $7,916.67 semi-monthly.

Bonus:
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You will participate in a bonus plan, which will have an annual on-target bonus of 30% of your base salary. One half of the targeted payout will be tied to company results, with one half tied to individual performance. For 1998, the payout will be pro rated to reflect actual months worked.

Stock Options:
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 As a participant in the plan, you will have the option to purchase 750,000 shares at a price of $2.00 per share.  These shares will vest evenly over three
(3) years, with the first vesting to occur on the first anniversary of your hire date.

Housing Allowance:
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You will receive a payment of $3,000 per month.

Commutation:
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Between your hire date and December 31, 1998, the Company will reimburse you for air travel between New York City and Dallas and related ground transportation costs. This will apply to one (1) trip per week. In addition, you will be reimbursed for the cost of airfare related to your children's travel to New York City (round trip coach). This will apply to a maximum of two (2) trips during the period ending December 31, 1998. You agree to extend your best efforts in minimizing air travel expenses through careful advance planning.

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The Company will also reimburse you for the use of a rental car until such time as you purchase a car. In addition, hotel, meals and related expenses, will be reimbursed until such time as you move into an apartment.

Relocation:
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You will be reimbursed for actual expenses up to a maximum of $3,000 for shipment of household goods from Dallas to New York City. After your relocation to the New York area, the Company will reimburse you for the cost of up to two
(2) round trip coach class tickets each month for you and your spouse. This benefit will be available for a period of one (1) year and subject to renegotiation at that time.

Benefits:
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You will participate in the full range of Prodigy benefits programs which include medical, dental, accident and life insurance and 401K savings plans, effective your first day of employment. Your vacation entitlement will be four
(4) weeks.

Severance:
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 .    In the event of an involuntary termination during the first three (3)
     months of your employment, there will be no severance benefit.

 .    If an involuntary termination for reasons other than cause occurs after the Company goes public, but before the first anniversary of your hire date, option vesting will be accelerated so that as of the termination date, one-third (1/3) or 250,000 of the options granted shall be vested. You will have three (3) months after the termination date to exercise the vested options. For purposes of this employment offer, cause shall mean
     (a) a good faith finding by the Board, after notice and an opportunity to be heard, of your failure to perform your reasonably assigned duties, or your gross dishonesty, gross negligence or gross misconduct, or (b) your conviction of, or the entry of a plea of guilty or nolo contendre, to any felony.

 .    If termination occurs as a result of a change in control, vesting shall be accelerated so that as of the termination date, 50% of all non-vested options shall vest. You will have three (3) months after the termination date to exercise the vested options.

 .    In addition to the benefits outlined in the above second and third paragraphs, in the event of your termination for reasons other than cause (defined above), you will be entitled to receive a severance benefit of one
     (1) month's salary continuation for each completed six (6) months service up to a maximum benefit of six (6) months salary continuation.

This employment offer is contingent on the satisfactory completion of reference checks.

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David, we are truly excited at the prospect of your joining the Prodigy
Executive team and believe your background and experience will add immeasurably to Prodigy's success. At the same time, I am convinced you will find working at Prodigy to be challenging and rewarding, both personally and professionally.

Please initial your acceptance of this offer in the space indicated and return a copy to me.

Sincerely,


Samer Salameh
Chairman of the Board

cc: R. Pillar



Accepted: /s/ David R. Henkel
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               David Henkel

Date:       7/22/98
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